Exhibit 5.1

Yvan-Claude Pierre
+1 212 479 6721
ypierre@cooley.com

May 13, 2026

Outlook Therapeutics, Inc.

485 Route 1 South

Building F, Suite 320

Iselin, New Jersey 08830

Ladies and Gentlemen:

We have acted as counsel to Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $100,000,000 (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-278340) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement with respect to the Shares dated May 13, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain At The Market Offering Agreement, dated May 13, 2026, by and between the Company and H.C. Wainwright & Co. LLC (the “Agreement”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Agreement, (iii) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (iv) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed that (i) each sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) no more than 40.0 million Shares will be sold under the Agreement pursuant to the Prospectus and (iii) the price at which the Shares are sold will equal or exceed the par value per share of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company or other matters cause the number of shares of Common Stock issuable under the Agreement to exceed the number of shares available for issuance by the Company.

Our opinion is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com

May 13, 2026
Page Two

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualification set forth herein, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157,

t: (212) 479-6000, f: (212) 479-6275 cooley.com